Exhibit 10.1

AgEagle Aerial Systems Reports First Quarter Fiscal Year 2025 Financial Results

Improved financial performance highlighted by strong gross margin improvement and significant reduction in operating expenses

WICHITA, Kan., May 16, 2025 — AgEagle Aerial Systems Inc. (NYSE: UAVS), a leading provider of best-in-class unmanned aerial systems (UAS) and sensors for military, public safety, and commercial use, announces its financial results for the first quarter ended March 31, 2025, highlighted by gross margin improvement and significant reduction in operating expenses.

Financial Highlights for the Quarter Ended March 31, 2025

●	Net income was $7.06 million, compared to a net loss of $6.32 million in Q1 2024, reflecting an income increase of 211.8%. The increase in net income was primarily attributable to the gain on change in fair value of our outstanding warrant liabilities and reductions of costs related to general and administrative, research and development, and sales and marketing.

●	Gross profit was $2.13 million, up 9.2% from $1.95 million in Q1 2024.

●	Loss from operations in Q1 2025 was $1.0 million, a decrease of $1.4 million, or 58.1%, as compared to $2.4 in Q1 2024.

●	Gross margin was 58.5%, compared to 50.2% in the prior-year period.

●	Operating expenses decreased 27.9% to $3.14 million, reflecting disciplined cost reductions across general and administrative, research and development, and sales and marketing.

●	Drone sales revenue was $2,233,409, up 98.4% from $1,146,612 in Q1 2024.

●	Revenue in Q1 2025 was $3.65 million, compared to $3.89 million in Q1 2024, representing a 6% decline due primarily to seasonality in sensor sales and strategic reduction of SaaS operations.

●	Cash as of March 31, 2025, was $3.78 million, a 4.7% increase over year-end 2024.

AgEagle CEO Bill Irby commented, “In the first quarter of 2025 we delivered a significantly improved financial performance marked by strong gross margin improvement and a meaningful reduction in operating expenses. This pivotal milestone is a clear validation of the strategic decisions we have made to streamline operations, sharpen our commercial focus, and prioritize higher-margin product lines. With a strengthened balance sheet, improved cash position, and reduced cash burn, AgEagle is now operating from a healthier and more resilient financial foundation.

“Looking ahead, we will continue to execute a focused strategy centered on relentless innovation and market expansion, further positioning AgEagle for disciplined growth and long-term shareholder value creation,” concluded Mr. Irby.

For additional information, please review the full quarterly report on www.ageagle.com or visit the SEC’s EDGAR database.

About AgEagle Aerial Systems Inc.

Through its three Centers of Excellence, AgEagle is actively engaged in designing and delivering best-in-class flight hardware, sensors and software that solve important problems for its customers. Founded in 2010, AgEagle was originally formed to pioneer proprietary, professional-grade, fixed-winged drones and aerial imagery-based data collection and analytics solutions for the agriculture industry. Today, AgEagle is a leading provider of full stack UAS, sensors and software solutions for customers worldwide in the energy, construction, agriculture, and government verticals. For additional information, please visit our website at www.ageagle.com.

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, contained in this press release are forward-looking statements. Forward-looking statements contained in this press release may be identified by the use of words such as “anticipate,” “believe,” “contemplate,” “could,” “estimate,” “expect,” “intend,” “seek,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “suggest,” “target,” “aim,” “should,” “will,” “would,” or the negative of these words or other similar expressions, although not all forward-looking statements contain these words. Forward-looking statements are based on AgEagle’s current expectations and are subject to inherent uncertainties, risks and assumptions that are difficult to predict, including risks related to future financial and operating results, the timing and fulfilment of current and future purchase orders relating to AgEagle’s products, the success of new programs and software updates, the ability to implement a new strategic plan and the success of a new strategic plan. Further, certain forward-looking statements are based on assumptions as to future events that may not prove to be accurate. For a further discussion of risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of AgEagle in general, see the risk disclosures in the Annual Report on Form 10-K of AgEagle for the year ended December 31, 2024, and in subsequent reports on Forms 10-Q and 8-K and other filings made with the SEC by AgEagle. All such forward-looking statements speak only as of the date they are made, and AgEagle undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise.

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Andy Woodward

+1 (469) 451-2344

Andy.woodward@ageagle.com

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Investor Relations

Email: UAVS@ageagle.com